Exhibit 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

April 28, 2009

Brocade Communications Systems, Inc.

1745 Technology Drive

San Jose, California 95110

RE:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 28, 2009 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 48,000,000 shares of your common stock (“Common Stock”) available for issuance under your 2009 Stock Plan, 2,000,000 shares of Common Stock available for issuance under your 2009 Director Plan and 35,000,000 shares of Common Stock available for issuance under your 2009 Employee Stock Purchase Plan. Such shares of Common Stock are referred to herein as the “Shares,” and such plans are referred to herein as the “Plans.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati